Exhibit 99.1

PRESS RELEASE

**For Immediate Release**

Motos America Expands Dealership Network with 5 New Management Agreements

SALT LAKE CITY, UT – March 23, 2024 – Motos America Inc. (MTAM:OTC)(“Company”), a rapidly growing company specialized in acquiring and managing premium motorcycle dealerships across the United States, announces recent expansion in five key U.S. markets.

The Company has successfully entered into agreements to manage –and ultimately purchase – five dealerships; Triumph Brooklyn in Williamsburg; Triumph of Seattle; and Scuderia West, Marin Speed Shop, and Rockridge Two Wheels all in the San Francisco Bay area. This group of dealerships represents a selection of premium motorcycles brands The addition of these dealerships marks a significant step forward in Motos America’s mission to consolidate dealerships nationwide and improve the lifestyle for motorcyclists who do business with Motos America dealerships.

“As we continue to expand our portfolio, our focus remains on offering the best possible experience for our Team members and ultimately our customers,” said Vance Harrison, CEO of Motos America. “These new additions reflect our dedication to excellence in the premium powersports industry. We're excited to bring our passion and expertise to these new communities.”

Motos America is dedicated to not only providing an exceptional selection of motorcycles but also to fostering a community of enthusiasts and professionals who share a passion for motorsport. We invite you to visit any of our locations to experience firsthand the quality and excitement that our brands represent.

In light of this expansion, Motos America is actively seeking talented individuals to join its team. The Company is hiring for a variety of positions, including sales associates, service technicians, and managerial roles. Interested candidates are encouraged to make their mark in the motorsport industry by emailing their interest and/or resumes to jobs@motosamerica.com.

About Motos America

Motos America Inc. is a premium European motorcycle dealership consolidation company and lifestyle brand. The Company purchases and operates powersports dealerships, with an emphasis on European luxury motorcycle brands. For more information about Motos America and our dealerships, please visit the company website at https://www.MotosAmerica.com.

This Press Release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties, including, among other things, statements regarding our business strategy, future revenues and anticipated costs and expenses. Such forward-looking statements include, among others, those statements including the words “expects,” “anticipates,” “intends,” “believes” and similar language. Our actual results may differ significantly from those projected in the forward-looking statements. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this report. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this document. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.

Contact:

Investor Relations:
CORE IR
(516) 222-2560

investors@motosamerica.com

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